Exhibit 10.1

Loan No. RI1087

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT (this “Agreement”) is entered into as of October 29, 2012 between THE CONNECTICUT WATER COMPANY, Clinton, Connecticut, a Connecticut corporation (the “Company”) and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).

BACKGROUND

From time to time, the Company may borrow from CoBank. In order to reduce the amount of paperwork associated therewith, CoBank and the Company would like to enter into a master loan agreement. Such is the purpose of this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and CoBank agree as follows:

SECTION 1.    Note and Supplements.    In the event the Company desires to borrow from CoBank and CoBank is willing to lend to the Company, or in the event the parties desire to consolidate any existing loans hereunder, the parties will enter into a Promissory Note and Supplement to this Agreement (a “Note and Supplement”). Each Note and Supplement will set forth CoBank’s commitment to make a loan or loans to the Company, the amount of the loan(s), the purpose of the loan(s), the interest rate or rate options applicable to the loan(s), the repayment terms of the loan(s), and any other terms and conditions applicable to the particular loan(s). Each Note and Supplement will also contain a promissory note of the Company setting forth the Company’s obligation to make payments of interest on the unpaid principal balance of the loan(s), and fees and premiums, if any, and to repay the principal balance of the loan(s). Each loan will be governed by the terms and conditions contained in this Agreement and in the Note and Supplement relating to that loan. If the terms of this Agreement and any Note and Supplement conflict, the terms of the any such Note and Supplement shall control.

SECTION 2.    Notice and Manner of Borrowing.  Loans will be made available on any day on which CoBank and the Federal Reserve Banks are open for business (a “Business Day”) upon the telephonic or written request of an authorized employee of the Company. Requests for loans must be received by 12:00 noon Company’s local time on the date the loan is desired. Loans will be made available by wire transfer of immediately available funds. Wire transfers will be made to such account or accounts as may be authorized by the Company.

SECTION 3.    Payments.  Payments under each Note and Supplement shall be made by wire transfer of immediately available funds, by check or by automated clearing house (ACH) or other similar cash handling processes as specified by separate agreement between the Company and CoBank. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of “CoBANK” (or to such other account as CoBank may direct by notice). The Company shall give CoBank telephonic notice no later than 12:00 noon Company’s local time of its intent to pay by wire, and funds received after 3:00 p.m. Company’s local time shall be credited on the next Business Day. Checks shall be mailed to CoBANK, Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice). Credit for payment by check will not be given until the later of the next Business Day after receipt of the check or the day on which CoBank receives immediately available funds.

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SECTION 4.    Security, Guarantee(s) and Title Insurance.

(A)    Company Security.    Except as otherwise provided in a Note and Supplement, the Company’s obligations hereunder and under each Note and Supplement, shall be secured by a first priority lien (subject only to exceptions approved in writing by CoBank) on all real and personal property of the Company, whether now existing or hereafter acquired. The Company agrees to take such steps, including the execution and recordation and filing of mortgages, deeds of trust, security agreements, financing statements, and amendments to any of the foregoing, and such other instruments and documents, as CoBank may require to enable CoBank to obtain, perfect, and maintain a lien on such property, and the payment of any applicable mortgage recording tax and documentary stamp taxes.

(B)    Guarantee and Related Documents.  Except as otherwise provided in a Note and Supplement, the Company’s obligations hereunder and under each Note and Supplement shall be guaranteed by an unsecured limited guarantee of payment from Connecticut Water Service, Inc. (the “Parent”) not to exceed $1,000,000.00.

SECTION 5.    Conditions Precedent.

(A)    Conditions to Initial Note and Supplement.  CoBank’s obligation to extend credit under the initial Note and Supplement hereto is subject to the condition precedent that CoBank receive, in form and substance satisfactory to CoBank, each of the following:

 (1)    This Agreement.  A duly executed original copy of this Agreement and all instruments and documents contemplated hereby.

 (2)    Delegation Form.  A duly completed and executed original copy of a CoBank Delegation and Wire and Electronic Transfer Authorization Form.

 (3)    Environmental Condition.    Such evidence as CoBank shall require that the Company and its properties are in material compliance with all applicable laws, codes, rules, regulations, orders, permits and the like (collectively, “Laws”) relating to environmental protection.

 (4)    Security, Guarantee(s) and Title Insurance.  (a) A duly executed copy of each security document and/or guarantee required by Section 4 of this Agreement, if any, and (b) such evidence as CoBank shall require that all steps required by CoBank to enable CoBank to obtain and perfect any lien on the security have been taken and that any such lien has the priority contemplated by this Agreement, if applicable.

 (5)    Evidence of Authority of Guarantor.    Such certified board resolutions, evidence of incumbency, and other evidence that CoBank may require that each guarantee and security document delivered by a guarantor, and all instruments and documents executed in connection therewith, have been duly authorized and executed.

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 (6)    Consents and Approvals for Guarantee.    Such evidence as CoBank may require that all regulatory and other consents and approvals referred to in any guarantee have been obtained and are in full force and effect.

 (7)    Opinion of Counsel to Guarantor.    An opinion of counsel to each guarantor (which counsel must be acceptable to CoBank).

(B)    Conditions to Each Note and Supplement.  CoBank’s obligations to extend credit under each Note and Supplement hereto, including the initial Note and Supplement, is subject to the condition precedent that CoBank receive, in form and substance satisfactory to CoBank, each of the following:

 (1)    Note and Supplement.    A duly executed original copy of the Note and Supplement and all instruments and documents contemplated by the Note and Supplement.

 (2)    Evidence of Authority.    Such certified board resolutions, certificates of incumbency, and other evidence that CoBank may require that the Note and Supplement, all instruments and documents executed in connection therewith, and, in the case of the initial Note and Supplement hereto, this Agreement and all instruments and documents executed in connection herewith, including any security documents, have been duly authorized and executed.

 (3)    Consents and Approvals.    Such evidence as CoBank may require that all regulatory and other consents and approvals referred to in Section 6(D) hereof have been obtained and are in full force and effect.

 (4)    Fees and Other Charges.  Any fees or other charges provided for herein or in the Note and Supplement.

 (5)    Insurance.    Such evidence as CoBank may require that the Company is in compliance with Section 7(C) hereof.

 (6)    Opinion of Counsel.  An opinion of counsel to the Company (which counsel must be acceptable to CoBank).

(C)    Conditions to Each Loan.  CoBank’s obligation under each Note and Supplement to make any loan to the Company thereunder is subject to the condition that no “Event of Default” (as defined in Section 10 hereof) or event which, with the giving of notice and/or the passage of time and/or the occurrence of any other condition, would ripen into an Event of Default (a “Potential Default”) shall have occurred and be continuing.

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SECTION 6.    Representations and Warranties.  The execution by the Company of each Note and Supplement hereto shall constitute a representation and warranty that:

(A)    Application.  Each representation and warranty and all information set forth in any application or other document submitted in connection with, or to induce CoBank to enter into, such Note and Supplement is correct in all material respects as of the date of such Note and Supplement. In addition, the renewal or extension by CoBank of any Note and Supplement hereto shall constitute a representation and warranty that each representation and warranty and all information concerning environmental matters related to the Company’s property set forth in any application or other document submitted in connection with, or to induce CoBank to enter into any Note and Supplement, is correct in all material respects as of the date of renewal or extension of such Note and Supplement.

(B)    Budgets.    All budgets, projections, feasibility studies, and other documentation submitted by the Company to CoBank in connection with, or to induce CoBank to enter into, such Note and Supplement are based upon assumptions that are reasonable and realistic, and as of the date of such Note and Supplement, no fact has come to light, and no event has occurred, which would cause any assumption made therein to not be reasonable or realistic.

(C)    Conflicting Agreements.  Neither this Agreement nor any Note and Supplement or other instrument or document securing or otherwise relating hereto or to any Note and Supplement (collectively, at any time, the “Loan Documents”) conflicts with, or constitutes (with or without the giving of notice and/or the passage of time and/or the occurrence of any other condition) a default under, any other agreement to which the Company is a party or by which it or any of its property may be bound or affected, and does not conflict with any provision of its bylaws, articles of incorporation or other organizational documents.

(D)    Consents and Approvals.  No consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with the project, acquisition or other activity being financed by such Note and Supplement, or the execution, delivery, performance or enforcement of the Loan Documents, except as have been obtained and are in full force and effect.

(E)    Compliance.    The Company is in compliance with all of the terms of the Loan Documents and no Event of Default or Potential Default exists.

(F)    Binding Agreement.    The Loan Documents create legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.

(G)    Water Rights and/or Supplies and System Condition.  The Company has water rights and/or supplies with such amounts, priorities and qualities as are necessary to service adequately the Company’s customers and members. The Company controls, owns, or has access to all such water rights and/or supplies free and clear of the interest of any third party and has not suffered or permitted any transfer or encumbrance of such water rights and/or supplies, has not abandoned such water rights and/or supplies, or any of them, and has not done any act or thing which would impair or cause the loss

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of any such water rights and/or supplies. The Company’s utility facilities reasonably meet present demand in all material respects, are constructed in a good and professional manner, are in good working order and condition, and comply in all material respects with all applicable Laws.

(H)    Rate Matters.  The Company’s rates for the provision of water have been approved, if applicable, by any and all necessary governmental regulatory authorities, including, without limitation, each public service commission or public utilities commission which may have jurisdiction over the operations and rates of the Company. Further, there is no pending, and to the Company’s knowledge, no threatened proceeding before any governmental authority, the objective or result of which is or could be to materially reduce or otherwise materially adversely change any of the Company’s rates for the provision of water and/or waste water services, or otherwise have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of the Company.

SECTION 7.    Affirmative Covenants.  Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company agrees to:

(A)    Corporate Existence, Etc.  Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its incorporation or formation, qualify and remain qualified to transact business in all jurisdictions where such qualification is required, and obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by Law.

(B)    Compliance With Laws.  Comply in all material respects with all applicable Laws, including, without limitation, all Laws relating to environmental protection. In addition, the Company agrees to cause all persons occupying or present on any of its properties to comply in all material respects with all Laws relating to such properties.

(C)    Insurance.  Maintain insurance with insurance companies or associations acceptable to CoBank in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated, and make such increases in the type or amount of coverage as CoBank may reasonably request. All such policies insuring any collateral for the Company’s obligations to CoBank shall have lender or mortgagee loss payable clauses or endorsements in form and content acceptable to CoBank. At CoBank’s request, the Company agrees to deliver to CoBank such proof of compliance with this Subsection as CoBank may require.

(D)    Property Maintenance.  Maintain all of its property that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition. If the Company is subject to a compliance order issued by a federal or state governmental authority, then the Company agrees that at CoBank’s request, which request may not be made more than once a year, the Company will furnish to CoBank a report on the condition of the Company’s property prepared by a professional engineer satisfactory to CoBank.

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(E)    Books and Records.  Keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles (“GAAP”) consistently applied (or the appropriate standards of the regulatory agency having jurisdiction over the Company).

(F)    Inspection.  Permit CoBank or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine its properties, books and records, and to discuss its affairs, finances and accounts with its officers, directors, employees, and independent certified public accountants so long as CoBank or its agents comply with all Company security and privacy rules and policies.

(G)    Reports and Notices.  Furnish to CoBank:

 (1)    Annual Financial Statements.  As soon as available, but in no event more than 150 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated financial statements of the Company and its consolidated subsidiaries, if any, prepared in accordance with GAAP consistently applied (or the appropriate standards of the regulatory agency having jurisdiction over the Company). Such financial statements shall: (a) be audited by independent certified public accountants selected by the Company and acceptable to CoBank; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to CoBank; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

 (2)    Interim Financial Statements.  As soon as available, but in no event more than 60 days after the end of each fiscal or calendar quarter (other than the last fiscal or calendar quarter of each fiscal or calendar year), a consolidated balance sheet of the Company and its consolidated subsidiaries, if any, as of the end of such fiscal or calendar quarter, a consolidated statement of income for the Company and its consolidated subsidiaries, if any, for such period and for the period year-to-date, and such other interim statements as CoBank may specifically request, all prepared in reasonable detail and in comparative form and on a consolidated basis in accordance with GAAP consistently applied (or the appropriate standards of the regulatory agency having jurisdiction over the Company) and, if required by written notice from CoBank, certified by an authorized officer or employee of the Company acceptable to CoBank. For purposes of satisfying the reporting requirement contained in this Section, the Parent’s 10Q filing shall be acceptable.

 (3)    Notice of Default.  Promptly after becoming aware thereof, notice of the occurrence of an Event of Default or a Potential Default, including, without limitation, the occurrence of any breach, default, event of default or event which, with the giving of notice and/or the passage of time and/or the occurrence of any other condition, would become a breach, default or event of default under any loan agreement, indenture, mortgage, or other credit or security agreement or instrument to which the Company is a party or by which it or any of its property may be bound or affected.

 (4)    Notice of Litigation, Environmental Matters, Etc.  Promptly after becoming aware thereof, notice of: (a) the commencement of any action, suit or proceeding before any court, arbitrator or governmental instrumentality which, if adversely decided, could have a material adverse

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effect on the condition, financial or otherwise, operations, properties, or business of the Company; (b) the receipt of any notice, indictment, pleading or other communication alleging a condition that may require the Company to undertake or to contribute to a clean-up or other response under any environmental Law, or which seeks penalties, damages, injunctive relief, criminal sanctions or other relief as a result of an alleged violation of any such Law, or which claims personal injury or property damage as a result of environmental factors or conditions; and (c) any matter which could have a material adverse effect on the Company, including any decision of any regulatory authority or commission.

(5)    Notice of Certain Events.  Notice of each of the following at least 30 days prior thereto: (a) any change in the Company’s name or corporate structure; and (b) any change in the principal place of business of the Company or the office where its records concerning its accounts are kept.

(6)    Compliance Certificates.    Together with each set of financial statements furnished to CoBank pursuant to Subsection (1) hereof a certificate of an officer or employee of the Company in form and content acceptable to CoBank: (a) certifying that no Event of Default or Potential Default occurred during the period covered by such statement(s) or, if an Event of Default or Potential Default occurred, a description thereof and of all actions taken or to be taken to remedy same; and (b) setting forth calculations showing compliance with the financial covenants set forth in Section 9 hereof.

(7)    Other Information.    Such other information regarding the condition or operations, financial or otherwise, of the Company as CoBank may from time to time reasonably request, including, but not limited to, copies of all pleadings, notices and communications referred to in Subsection (G)(4) above.

(H)   Capital.  Guarantor shall acquire equity in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Guarantor may be required to purchase in connection with a loan may not exceed the maximum amount permitted by the Bylaws at the time the Note and Supplement relating to such loan is entered into or such loan is renewed or refinanced by CoBank. The rights and obligations of the CoBank and Guarantor with respect to such equity and any patronage or other distributions made by CoBank shall be governed by CoBank’s Bylaws and Capital Plan (as each may be amended from time to time).

(I)    Water Rights and/or Supplies.  Maintain or procure water rights, discharge rights and/or supplies with such amounts, priorities and qualities as are necessary to service adequately the Company’s customers and members. The Company will continue to control, own or have access to all such water rights, discharge rights and/or supplies free and clear of the interest of any third party, will not suffer or permit any transfer or encumbrance of such water rights, discharge rights and/or supplies, will not abandon such water rights, discharge rights and/or supplies, or any of them, and will not do any act or thing which would impair or cause the loss of any such water rights, discharge rights and/or supplies if same could reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect”, shall mean a material adverse effect on the condition, financial or otherwise, operations, properties, margins or business of the Company or on the ability of the Company to perform its obligations under the Loan Documents.

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SECTION 8.    Negative Covenants.  Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect the Company will not:

(A)    Borrowings.  Create, incur, assume, directly or indirectly, any indebtedness or liability for borrowed money, letters of credit, or the deferred purchase price of property or services (including leases which should be capitalized on the books of the lessee in accordance with GAAP (or the appropriate standards of the regulatory agency having jurisdiction over the Company)), except for: (1) debt to CoBank; (2) accounts payable to trade creditors incurred in the ordinary course of business; (3) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (4) purchase money indebtedness for equipment and inventory, provided that such indebtedness does not exceed 100% of the purchase price of the asset(s) being acquired plus interest; (5) bond financings with and through the Connecticut Development Authority; and (6) loans from the Parent not to exceed $40,000,000, in the aggregate during the term of this Agreement; provided however, that in the case of Subsections (4) through (6) hereof, the Company will, after giving effect thereto, be in compliance with Section 9(A) hereof.

(B)    Liens.  Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”). The foregoing restrictions shall not apply to: (1) Liens in favor of CoBank; (2) Liens in favor of indebtedness permitted hereunder so long as such indebtedness is secured on a parity basis with the indebtedness to CoBank; (3) Liens for taxes, assessments, or governmental charges that are not past due; (4) pledges and deposits under workers’ compensation, unemployment insurance, and social security Laws; (5) pledges and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (6) Liens imposed by Law in favor of mechanics, material suppliers, warehouses, and like persons that secure obligations that are not past due; (7) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of business or materially impair the value of the property subject thereto; and (8) purchase money Liens on equipment and inventory to secure indebtedness permitted hereunder.

(C)    Mergers, Acquisitions, Etc.  (1) Merge or consolidate with any other entity or permit any subsidiary to merge or consolidate with any other entity, unless the Company or the Parent are the surviving entity; or (2) commence operations or permit any subsidiary to commence operations under any other organization or entity, including any joint venture or permit any subsidiary to do the same; or (3) change its name unless: (a) the Company has given CoBank not less than 30 days prior written notice; and (b) the Company enters into such amendments hereto and to the other Loan Documents as CoBank may reasonably require in order to reflect the new name.

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(D)    Sale of Assets.  Sell, transfer, lease, or otherwise dispose of any of its assets except for: (1) the sale or other disposition of inventory in the ordinary course of business; (2) the sale or other disposition in the ordinary course of business of equipment no longer necessary or useful in the proper operation of the Company’s business; and (3) the sale or other disposition of property not to exceed $10,000,000.00, in the aggregate, during the term of this Agreement.

(E)    Loans and Investments.  Make any loan or advance to, or make any investment in, or make any capital contribution to, or purchase or make any commitment to purchase any stock, bonds, notes, or other securities of, any person or entity, except for: (1) securities or deposits issued, guaranteed or fully insured as to payment by the United States of America or any agency thereof; (2) equity in, or obligations of, CoBank; (3) as long as no Event of Default exists or would arise, the acquisition of a majority of the voting stock or other equity interest in another regulated water utility; and (4) as long as no Event of Default exists or would arise, payments on whole life insurance policies for which the Company is the beneficiary of the cash surrender value of which id recorded as an investment on the Company’s balance sheet.

(F)    Contingent Liabilities.  Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(G)    Change in Business.  Materially engage in any business activities or operations substantially different from or unrelated to the Company’s present business activities or operations or make any change in the Company’s name, structure, jurisdiction of formation, or organizational number (if any). For purposes of this paragraph, “Materially” means an amount equal to 5% of the Company’s net operating revenue during the Company’s fiscal year.

(H)    Dividends.  Declare or pay, directly or indirectly, any Distribution if before and after giving effect thereto, an Event of Default exists. For purposes of this Agreement, “Distribution” shall mean the payment of any dividend or distribution of any kind to its shareholders or other owners, whether in cash, assets, obligations or otherwise, and whether paid directly or indirectly, such as by a reduction in or a rebate of rates or the purchase or redemption of any equity or other securities or interest in the Company, or the purchase of any assets or services for a price that exceeds the fair market value thereof.

(I)      Transactions with Affiliates.  Enter into any transaction with any affiliate except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s-length transaction with a person or entity that was not an affiliate, provided, however, nothing in this section shall prohibit the Company from obtaining the loans permitted in 8(A)(6) above.

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SECTION 9.    Financial Covenants.  Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect:

(A)    Debt to Capitalization Ratio.  The Company and its consolidated subsidiaries shall have at the end of each fiscal year of the Company, a ratio of “Total Debt” to “Total Capitalization” (both as defined below) of not more than 0.60 to 1.00. “Total Debt” shall mean, for the Company, on a consolidated basis, the sum of (a) all indebtedness for borrowed money, (b) obligations which are evidenced by notes, bonds, debentures or similar instruments, and (c) that portion of obligations with respect to capital leases or other capitalized agreements that are properly classified as a liability on the balance sheet in conformity with GAAP or which are treated as operating leases under regulations applicable to them but which otherwise would be required to be capitalized under GAAP. “Total Capitalization” shall mean Total Debt plus “Net Worth” (as defined below). For purposes hereof, “Net Worth” shall mean the difference between total assets less total liabilities (both as determined on a consolidated basis in accordance with GAAP consistently applied or the appropriate standards of the regulatory agency having jurisdiction over the Company), except that in determining Total Capitalization, contributions in aid of construction, advances for construction, customer deposits, or similar items reducing rate base calculations shall be excluded.

(B)    Interest Coverage Ratio.  The Company and its consolidated subsidiaries shall have at the end of each fiscal year a ratio of “EBITDA” to “Interest Expense” (both as defined below) of not less than 3.00 to 1.00. “EBITDA” shall mean, for the Company, on a consolidated basis, operating revenues minus operating expenses, plus depreciation and amortization expenses for each fiscal year (all as calculated on a consolidated basis in accordance with GAAP consistently applied or the appropriate standards of the regulatory agency having jurisdiction over the Company). “Interest Expense” shall mean interest expense on all debt (as calculated on a consolidated basis for the fiscal year in accordance with GAAP consistently applied or the appropriate standards of the regulatory agency having jurisdiction over the Company).

SECTION 10.  Events of Default.  Each of the following shall constitute an “Event of Default” hereunder:

(A)    Payment Default.  The Company should fail to make any payment to CoBank when due, or within any grace period provided in any Note and Supplement.

(B)    Representations and Warranties.  Any opinion, certificate or like document furnished to CoBank by or on behalf of the Company, or any representation or warranty made by the Company herein, in any security instrument or document, or in any other Loan Document, shall prove to have been false or misleading in any material respect on or as of the date furnished or made.

(C)    Covenants.  The Company should fail to perform or comply with any covenant set forth in Section 7 hereof (other than Sections 7(G)(3), (4), and (5) hereof) and such failure continues for 30 days after written notice thereof shall have been delivered to the Company by CoBank.

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(D)    Other Covenants and Agreements.  The Company should fail to perform or comply with Sections 7(G)(3), (4), or (5) hereof or any other covenant or agreement contained herein or in a Note and Supplement or shall use the proceeds of any loan for any unauthorized purpose.

(E)    Cross Default.  The Company or the Parent should, after any applicable grace period, breach or be in default under the terms of any other Loan Document (including, without limitation, any security instrument or document) or any other agreement between the Company or the Parent and CoBank or between the Company or the Parent and any affiliate of CoBank, including without limitation Farm Credit Leasing Services Corporation.

(F)    Other Indebtedness.  The Company or any subsidiary should fail to pay when due any indebtedness in excess of $250,000.00 to any other person or entity for borrowed money or any long-term obligation in excess of $250,000.00 for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.

(G)    Judgments.  A judgment, decree, or order for the payment of money in excess of $250,000.00 shall have been rendered against the Company or any of its subsidiaries, or if the same could reasonably be expected to have a Material Adverse Effect and either: (1) enforcement proceedings shall have been commenced; (2) a Lien prohibited by this Agreement, or security instrument or document, or any other Loan Document, shall have been obtained; or (3) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

(H)    Insolvency, Etc.  The Company shall: (1) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (2) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (3) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property; or (4) have commenced against it any action or proceeding for the appointment of a trustee, receiver, or other custodian and such action or proceeding is not dismissed within 30 days of the date thereof, or a trustee, receiver, or other custodian is appointed for all or any part of its property; or (5) receive notice from any regulatory or governmental authority to the effect that such authority intends to replace the management of the Company or assume control over the Company; or (6) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law of any jurisdiction.

(I)    Material Adverse Change.    Any material adverse change occurs, as reasonably determined by CoBank, in the condition, financial or otherwise, operations, business, or properties of the Company or in its ability to perform its obligations hereunder, under any security instrument or document, or under any other Loan Document. CoBank agrees to provide the Company, within a reasonable time after such determination, written notice detailing the material adverse change determined by CoBank.

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(J)    Casualty or Condemnation.  All or a material portion of the assets of the Company or, if same could reasonably be expected to have a Material Adverse Effect, any subsidiary: (1) are destroyed in a casualty or like event (regardless of the cause); or (2) are taken in an condemnation action or proceeding or in a like proceeding or are sold or otherwise transferred in lieu thereof or pursuant to any right of any governmental authority to direct the sale or transfer thereof.

(K)    Changes in Ownership.  More than 25% of the voting stock in the Company is acquired by any other person or entity or their affiliates, without the written consent of CoBank, which consent shall not be unreasonably withheld.

(L)    Guarantees, Etc.  Any guarantee, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Company’s obligations hereunder and under any Promissory Note and Supplement shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof (individually or collectively, the “Guarantor”), or the Guarantor shall deny any further liability or obligation thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with CoBank (including any loan agreement or security agreement), or a default set forth in Subsections (F) through (I) hereof shall occur with respect to the Guarantor or the Guarantor shall die or be determined to be legally incompetent.

SECTION 11.  Remedies.    Upon the occurrence and during the continuance of an Event of Default or Potential Default, CoBank shall have no obligation to extend or continue to extend credit to the Company and may discontinue doing so at any time without prior notice or other limitation. In addition, upon the occurrence and during the continuance of any Event of Default, CoBank may, upon notice to the Company:

(A)    Termination and Acceleration.  Terminate any commitment and declare the unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this Agreement, each Note and Supplement, and all other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company.

(B)    Enforcement.  Proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Agreement, any security instrument or document, any other Loan Document, or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any future or other exercise thereof, or the exercise of any other right.

(C)    Application of Funds.  CoBank may apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion.

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In addition to the rights and remedies set forth above and notwithstanding any Note and Supplement: (1) upon the occurrence and during the continuance of an Event of Default, at CoBank’s option in each instance, the entire indebtedness outstanding hereunder and under each Note and Supplement shall bear interest from the date of such Event of Default until such Event of Default shall have been waived or cured in a manner satisfactory to CoBank at 4.00% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan under the terms of the Note and Supplement; and (2) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4.00% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan under the terms of the Note and Supplement. All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

SECTION 12.  Miscellaneous.

(A)    Broken Funding Surcharge.  Notwithstanding the terms of any Note and Supplement giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees to provide three Business Days’ prior written notice for any prepayment of a fixed rate balance and to pay to CoBank a broken funding surcharge in the amount set forth below in the event the Company: (1) repays any fixed rate balance prior to the last day of its fixed rate period (whether such payment is made voluntarily, as a result of an acceleration, or otherwise); (2) converts any fixed rate balance to another fixed rate or to a variable rate prior to the last day of the fixed rate period applicable to such balance; or (3) fails to borrow any fixed rate balance on the date scheduled therefor. The surcharge shall be in an amount equal to the greater of (a) the sum of: (i) the present value of any funding losses imputed by CoBank to have been incurred as a result of such payment, conversion or failure; plus (ii) a per annum yield of 0.50% of the amount repaid, converted or not borrowed for the period such amount was scheduled to have been outstanding at such fixed rate, or (b) $300.00. Such surcharge shall be determined and calculated in accordance with methodology established by CoBank, a copy of which will be made available upon request. Notwithstanding the foregoing, in the event of a conflict between the provisions of this subsection and of the broken funding charge section of a forward fix agreement between CoBank and the Company, the provisions of the forward fix agreement shall control.

(B)    Complete Agreement, Amendments,  Etc. The Loan Documents are intended by the parties to be a complete and final expression of their agreement. No amendment or modification of this Agreement or the other Loan Documents shall be effective unless approved by each party and contained in a writing signed by or on behalf of each party. No waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by the Company herefrom or therefrom shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank , and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event this Agreement is amended or restated, each such amendment or restatement shall be applicable to all Note and Supplements hereto. Each Note and Supplement shall be deemed to incorporate all of the terms and conditions of this Agreement as if fully set forth therein. Without limiting the foregoing, any capitalized term utilized in any Note and Supplement (or in any amendment to this Agreement or any Note and Supplement) and not otherwise defined in the Note and Supplement (or amendment) shall have the meaning set forth herein.

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(C)    Applicable Law.  Without giving effect to the principles of conflict of laws and except to the extent governed by federal law, the Laws of the State of Colorado, without reference to choice of law doctrine, shall govern this Agreement, each Note and Supplement and any other Loan Document for which Colorado is specified as the applicable law, and all disputes and matters between the parties to this Agreement, including all disputes and matters whatsoever arising under, in connection with or incident to the lending and/or leasing or other business relationship between the parties, and the rights and obligations of the parties to this Agreement or any other Loan Document by and between the parties for which Colorado is specified as the applicable law.

(D)    Notices.  All notices hereunder shall be in writing and shall be deemed to have been duly given upon delivery if personally delivered or sent by facsimile or similar transmission, or 3 days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address as either party may specify by like notice):

If to CoBank, as follows:	If to the Company, as follows:

For general correspondence purposes: P.O. Box 5110 Denver, Colorado 80217-5110	THE CONNECTICUT WATER COMPANY 93 West Main Street Clinton, Connecticut 06413

For direct delivery purposes, when desired: 5500 South Quebec Street Greenwood Village, Colorado 80111-1914

Attention: Credit Information Services Fax No.: (303) 224-6101	Attention: Mr. David Benoit Fax No.: (860) 699-9326

(E)    Costs, Expenses, and Taxes.  To the extent allowed by Law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of counsel retained or employed by CoBank) incurred by CoBank and any participants from CoBank in connection with the origination, administration, collection and enforcement of this Agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in obtaining, perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to CoBank, and any stamp, intangible, transfer or like tax incurred in connection with this Agreement or any other Loan Document or the recording hereof or thereof.

(F)    Effectiveness and Severability.  This Agreement shall continue in effect until: (1) all indebtedness and obligations of the Company under this Agreement and the other Loan Documents shall have been paid or satisfied; (2) CoBank has no commitment to extend credit to or for the account of the Company under any Note and Supplement; and (3) either party sends written notice to the other party terminating this Agreement. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceable without invalidating the remaining provisions hereof or thereof.

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(G)    Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of CoBank.

(H)    Participations, Etc.  From time to time, CoBank may sell to one or more banks, financial institutions, or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this Agreement. However, no such participation shall relieve CoBank of any commitment made to the Company hereunder. In connection with the foregoing, CoBank may disclose information concerning the Company and its subsidiaries, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. Patronage distributions in the event of a sale of a participation interest shall be governed by CoBank’s Bylaws and Capital Plan (as each may be amended from time to time). A sale of a participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing, and enforcement thereof). CoBank agrees to give written notification to the Company of any sale of a participation interest.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		THE CONNECTICUT WATER COMPANY

By:	/s/ Alex Georgievski	By:	/s/ David C. Benoit

Title:	Assistant Corporate Secretary	Title:	Vice President and Chief Financial Officer